55 Hudson Yards | New York, NY 10001-2163 T: 212.530.5000 milbank.com

Exhibit 5.1

June 12, 2024

H&E Equipment Services, Inc.

7500 Pecue Lane

Baton Rouge, LA 70809

Ladies and Gentlemen:

We have acted as special counsel to H&E Equipment Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on June 12, 2024. The Registration Statement relates to the registration of up to 2,631,942 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.01 per Share, representing the number of shares of Common Stock issuable in respect of awards to be granted under the Company’s Amended and Restated 2016 Stock-Based Incentive Compensation Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

In rendering the opinions expressed below, we have examined the General Corporations Law of the State of Delaware (the “DGCL”), the Registration Statement, the Plan and the forms of award agreements relating to awards of Shares under the Plan (collectively, the “Agreements”) and Company records, certificates, agreements and other documents, and such matters of fact

H&E Equipment Services, Inc.

June 12, 2024 Page 2

and questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plan, and other documents as we have deemed necessary.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the Plan and any related Agreements, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank LLP

DW/BN